News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
Fourth Quarter 2015 Results

McKinney, TX, February 3, 2016- Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2015, net income was $1.07 per share, compared with $1.13 per share for the year-ago quarter. Net operating income for the quarter was $1.05 per share, compared with $1.00 per share for the year-ago quarter.

Net Income for the year ended December 31, 2015 was $4.16 per share, compared with $4.09 per share for the year-ago period. Net operating income for the year ended December 31, 2015 was $4.21 per share compared with $4.03 per share for the prior year.

Medicare Part D Prescription Drug Business:

During the quarter management determined the Part D business met the criteria to be held for sale and therefore is classified as discontinued operations. While the amounts above include both continuing and discontinued operations, for the remainder of this report, and for all periods presented, Part D assets and liabilities are classified as held for sale and the results of Part D operations are included within discontinued operations. Net operating income from continuing operations was $1.05.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	ROE (excluding net unrealized gains on fixed maturities) was 14.5%.

•	Total life premiums increased 6% over the year-ago quarter.

•	Net life sales at American Income increased 9% over the year-ago quarter.

•	Family Heritage average agent count increased 12% over the year-ago quarter.

•	1.4 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended			Quarter Ended
	December 31,			December 31,
	2015	2014	% Chg.	2015	2014	% Chg.
Insurance underwriting income*	$1.20	$1.11	8	$149.4	$144.6	3
Excess investment income*	0.43	0.43	—	53.8	55.4	(3)
Parent company expense	(0.02)	(0.01)		(2.3)	(1.9)
Income tax	(0.53)	(0.50)	6	(65.5)	(65.1)	1
Stock option expense, net of tax	(0.04)	(0.03)		(4.4)	(4.5)
Net operating income from continuing operations	$1.05	$0.99	6	$130.9	$128.6	2
Net operating income from discontinued operations	—	0.02		0.2	2.1
Net operating income from all operations	$1.05	$1.00		$131.1	$130.7

Reconciling items, net of tax:
Realized gains (losses) on investments- continuing operations	(0.09)	0.04		(10.8)	5.1
Part D adjustment - discontinued operations**	0.11	0.08		13.6	11.0
Administrative settlements	(0.01)	—		(0.9)	—

Net income	$1.07	$1.13		$133.0	$146.7

Weighted average diluted shares outstanding (000)	124,725	130,229

* See definitions in the following sections and in the Torchmark 2014 SEC Form 10-K.
** Under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For more detail, please see Torchmark's 2015 Form 10-Qs on file with the Securities and Exchange Commission.

Note: Tables in this news release may not foot due to rounding.

	Financial Summary (dollars in millions, except per share data)
	Per Share Year Ended			Year Ended
	December 31,			December 31,
	2015	2014	% Chg.	2015	2014	% Chg.
Insurance underwriting income*	$4.69	$4.43	6	$594.5	$587.6	1
Excess investment income*	1.73	1.69	2	219.5	224.4	(2)
Parent company expense	(0.07)	(0.06)		(9.0)	(8.2)
Income tax	(2.08)	(1.99)	5	(263.5)	(263.3)	—
Stock option expense, net of tax	(0.15)	(0.16)		(18.6)	(20.9)
Net operating income from continuing operations	$4.13	$3.92	5	$522.9	$519.6	1
Net operating income from discontinued operations	0.09	0.11		10.8	14.9
Net operating income from all operations	$4.21	$4.03		$533.7	$534.5

Reconciling items, net of tax:
Realized gains (losses) on investments- continuing operations	(0.05)	0.12		(5.7)	15.3
Administrative settlements	(0.01)	(0.04)		(0.9)	(5.3)
Legal settlement expense	—	(0.01)		—	(1.5)

Net income	$4.16	$4.09		$527.1	$542.9

Weighted average diluted shares outstanding (000)	126,757	132,640

* See definitions in the following sections and in the Torchmark 2014 SEC Form 10-K.

	Financial Summary, Continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	December 31,		December 31,		December 31,
	2015	2014	2015	2014	2015	2014
Net income as a ROE***					11.9%	12.5%
Net operating income as a ROE	14.5%	14.9%			—	—
Shareholders' equity	$3,732	$3,623	$324	$1,074	$4,056	$4,697
Book value per share	$30.09	$27.91	$2.62	$8.28	$32.71	$36.19

**Accounting rules set forth in ASC 820 require a revaluation adjustment to record fixed maturities classified as available for sale at fair value rather than at amortized cost.
***ROE is calculated using average shareholders' equity for the measurement period.

CONTINUING INSURANCE OPERATIONS – comparing the fourth quarter 2015 with fourth quarter 2014:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 69% of total premium revenue.

Health insurance accounted for 26% of Torchmark’s insurance underwriting margin for the quarter and 31% of total premium revenue.

Net sales of life insurance increased 2%, while net health sales decreased 17%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended	Quarter Ended	% Chg.
	December 31, 2015	December 31, 2014
Life insurance	$520.8	$493.6	6
Health insurance	235.3	224.7	5
Annuity	0.0	0.1
Total	$756.1	$718.3	5

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	December 31, 2015		December 31, 2014
Insurance underwriting margins:
Life	$144.5	28	$135.9	28	6
Health	51.0	22	50.8	23	—
Annuity	1.3		1.1
	196.8		187.9		5
Other income	0.2		0.4
Administrative expenses	(47.6)		(43.6)
Insurance underwriting income	$149.4		$144.6
Per share	$1.20		$1.11

Insurance Results from Continuing Operations by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($77 million), on premium revenue of $233 million. Life premiums of $213 million were up 8% and life insurance underwriting margin of $69 million was up 10%. As a percentage of life premium, life underwriting margin was 32%, same as a year ago and the highest of the major life distribution channels at Torchmark. The average producing agent count during the quarter was 6,590, up 4% from a year ago, and approximately the same as the third quarter. The producing agent count at the end of the fourth quarter was 6,552. Net life sales were $50 million, up 9%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($40 million), on premium revenue of $202 million. Life premiums of $185 million were up 7% and the life underwriting margin was $37 million, down 2%. As a percentage of life premium, life underwriting margin was 20%, down from 22%. Net life sales were $37 million, down 3% from the year-ago quarter. Net health sales increased from $1.2 million to $1.4 million.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($31 million), on premium revenue of $118 million. Life premiums of $67 million were approximately the same as the year-ago quarter and life underwriting margin was $19 million, up 24%. As a percentage of life premium, life underwriting margin was 29%, up from 23%. Net life sales for the LNL Agency were $9 million, down 5%.

LNL Agency was Torchmark's second leading contributor to health underwriting margin ($12 million), on health premiums of $51 million. Health underwriting margin as a percentage of health premiums was 23%, up from 22%. Net health sales for the LNL Agency were $5 million, down 4%.

LNL Agency’s average producing agent count during the quarter was 1,539, down 2% over a year ago, and down 3% from the third quarter. The producing agent count at the end of the fourth quarter was 1,478.

Family Heritage Agency was Torchmark’s third leading contributor to health underwriting margin ($11 million) on health premiums of $57 million. Health underwriting margin as a percentage of health premium was 20%, approximately the same as a year ago. The average producing agent count during the quarter was 877, up 12% from a year-ago and down 3% from the third quarter. The producing agent count at the end of the fourth quarter was 911. Net health sales were $12 million, up 2%.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($16 million), on health premiums of $90 million. Health underwriting margin as a percentage of premiums was 18%, down from 20%. Net health sales were $38 million, down 25%. Excluding the group business, net health sales grew 49%.

Administrative Expenses were $48 million, up 9% from the year-ago quarter due primarily to an increase in information technology costs, pension costs and other employee costs. The ratio of administrative expenses to premium for continuing operations was in line with expectations, approximately 6.3%, compared to 6.1% for the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2015 with the fourth quarter 2014:
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended
	December 31,
	(dollars in millions, except per share data)
	2015	2014	% Chg.
Net investment income	$194.3	$190.7	2
Required interest:
Interest on net policy liabilities	(121.3)	(116.3)	4
Interest on debt	(19.2)	(19.0)	1
Total required interest	(140.5)	(135.3)	4
Excess investment income	$53.8	$55.4	(3)
Per share	$0.43	$0.43	—

Net investment income increased 2%, while average invested assets increased 3%. Required interest on net policy liabilities increased 4%, in line with the increase in average net policy liabilities of 4%. Interest expense on debt increased by 1%. The weighted average discount rate for the net policy liabilities was 5.6%, same as the year-ago quarter.

Investment Portfolio
The composition of the investment portfolio at December 31, 2015 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$13,252	96%
Equities	1	—
Policy loans	492	4
Other long-term investments	37	—
Short-term investments	55	—
Total	$13,837	100%

Fixed maturities at amortized cost by asset class as of December 31, 2015 are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$10,570	$502	$11,071
Redeemable preferred stock:
U.S.	282	74	356
Foreign	55		55
Municipal	1,296		1,296
Government-sponsored enterprises	296		296
Government and agencies	93		93
Collateralized debt obligations		64	64
Residential mortgage-backed securities	5		5
Other asset-backed securities	16		16
Total	$12,612	$640	$13,252

The market value of Torchmark’s fixed maturity portfolio was $13.8 billion; $506 million higher than amortized cost of $13.3 billion. The $506 million of net unrealized gains compares to $914 million at September 30, 2015. Net unrealized gains were comprised of gross unrealized gains of $1.1 billion and gross unrealized losses of $564 million.

Torchmark is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (also 96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.81% during the fourth quarter of 2015, compared to 5.89% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $341 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	December 31,
	2015	2014
Average annual effective yield	5.0%	4.8%
Average rating	A-	BBB+
Average life (in years) to:
Next call	26.1	27.2
Maturity	26.3	28.7

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.4 million shares of Torchmark Corporation common stock at a total cost of $83 million at an average share price of $58.68. For the year ended December 31, 2015, the Company repurchased 6.3 million shares at the average share price of $56.99.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $46 million of liquid assets at December 31, 2015.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2016:

Torchmark projects that net operating income from continuing operations per share will be in a range of $4.28 to $4.48 for the year ending December 31, 2016. The midpoint of this 2016 guidance is $4.38, a three cent increase over previous guidance (the midpoint of the previous guidance would have been $4.35 excluding discontinued operations).

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2014, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2015 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, February 4, 2016. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com